                                                    REGISTRATION NO. 333-_______
================================================================================
    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 2004

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           DAUGHERTY RESOURCES, INC.
           (Exact name of the registrant as specified in its charter)

          BRITISH COLUMBIA                             NOT APPLICABLE
  (State or other jurisdiction of           (I.R.S. employer identification no.)
   incorporation or organization)

                                                 WILLIAM S. DAUGHERTY
  120 PROSPEROUS PLACE, SUITE 201              DAUGHERTY RESOURCES, INC.
      LEXINGTON, KY 40509-1844              120 PROSPEROUS PLACE, SUITE 20
           (859) 263-3948                      LEXINGTON, KY 40509-1844
                                                    (859) 263-3948

   (Address, including zip code,         (Name, address, including zip code,
  and telephone number, including               and telephone number,
area code, of Registrant's principal including area code, of agent for service) executive offices)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

====================================================================================================================
                                           CALCULATION OF REGISTRATION FEE
====================================================================================================================
       Title of Each               Amount          Proposed Maximum      Proposed Maximum           Amount of
    Class of Securities            to be            Offering Price           Aggregate            Registration
     to be Registered          Registered(1)         Per Share(2)        Offering Price(2)           Fee(3)
---------------------------- ------------------- --------------------- ---------------------- ----------------------

Common stock, no par value       1,785,165              $5.00               $8,925,825               $722.10

---------------------------- ------------------- --------------------- ---------------------- ----------------------

     (1) Represents (i) 1,303,335 shares issued in an institutional private placement and (ii) 481,830 shares issuable upon the exercise of warrants issued in the private placement, subject to adjustment to prevent dilution from stock splits, stock dividends or similar events, as specified in the warrants, which additional shares are included herein pursuant to Rule 416 under the Securities Act.

     (2) Estimated solely for the purpose of calculating the amount of the registration fee and, pursuant to Rule 457(f), based on closing price of the Common Stock, as reported on the Nasdaq Small Cap Market on January 8, 2004.

     (3) Paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 13, 2004

PROSPECTUS
                                1,785,165 SHARES
                            DAUGHERTY RESOURCES, INC.
                                  COMMON STOCK

         This Prospectus covers a total aggregate of up to 1,785,165 shares (the "Shares") of common stock, no par value ("Common Stock"), of Daugherty Resources, Inc. (the "Company") that may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders"). The Shares may be offered in open market transactions, negotiated transactions and principal transactions or by a combination of these methods of sale.
See "Plan of Distribution."

         Of the total Shares, 1,303,335 were issued to the Selling Stockholders in a private placement by the Company in December 2003 (the "Private Placement") and 481,830 are issuable upon exercise of warrant (the "Warrants") issued in the Private Placement. The number of Shares issuable upon exercise of the Warrants is subject to adjustment to prevent dilution from stock splits, stock dividends or similar transactions, as specified in the Warrants, and any additional shares of Common Stock issuable as a result of those transactions are included herein pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The Private Placement Shares and Warrants were issued in a transaction exempt from registration under the Securities Act, and the issuance of Shares upon exercise of the Warrants will also be exempt from registration under the Securities Act. The agreements covering the Private Placement (the "Transaction Agreements") granted certain registration rights to the Selling Stockholders. See "Selling Stockholders."

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses in connection with the registration and sale of the Shares, other than underwriting discounts and selling commissions. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         On January 8, 2004, the last reported sale price of the Common Stock on the Nasdaq Small Cap Market was $5.00. The Common Stock is traded in the Nasdaq Small Cap Market under the symbol "NGAS."

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE BUYING SHARES OF COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.





________________, 2004

                                TABLE OF CONTENTS
                                                                         PAGE
                                                                         ----

Where You Can Find Financial Information...............................    1
Summary Information....................................................    1
Rick Factors...........................................................    2
Forward Looking Statements.............................................    5
Use of Proceeds........................................................    6
Description of Securities..............................................    6
Selling Stockholders...................................................    8
Plan of Distribution...................................................    9
Expects................................................................   10
Legal Matters..........................................................   10
Incorporation of Certain Documents by Reference........................   10




                         WHERE YOU CAN FIND INFORMATION

         Daugherty Resources, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with those requirements, the Company files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The Company's reports and other information may be inspected at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of those materials can also be obtained from the Commission's public reference facility at prescribed rates. The materials are also available for inspection and copying at the Commission's regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, as well as the website maintained by the Commission at http:\\www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement. Copies of the Registration Statement and its exhibits are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Commission's public reference facility in Washington, D.C. or copied without charge from its website.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON REQUEST, A COPY OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING ANY EXHIBITS). SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, DAUGHERTY RESOURCES, INC., 120 PROSPEROUS PLACE, SUITE 201, LEXINGTON, KENTUCKY 40509-1844 OR BY TELEPHONE AT (859) 263-3948.

         This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer in that jurisdiction. No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus, in connection with the offer contained in this Prospectus and, if given or made, the information or representation must not be relied upon. Neither delivery of this Prospectus nor any sale made pursuant hereto shall, under any circumstances, create any implication that there has been no change in the information set forth herein.

                               SUMMARY INFORMATION

         The following material is qualified in its entirety by the more detailed information and financial statements appearing in the Company's periodic reports incorporated herein by reference.

GENERAL

         Daugherty Resources is a natural resources company with assets in oil and gas as well as gold and silver properties. Based in Lexington, Kentucky, we focus on natural gas reserve growth through low risk developmental drilling and acquisitions. We specialize in developing our own geological prospects concentrated in the Appalachian and Illinois Basins, primarily within the State of Kentucky. The Company is currently organized under the laws of the province of British Columbia, Canada. We plan to seek shareholder approval for its reincorporation as a Delaware corporation in a transaction known as a "domestication" under Delaware law. If approved and implemented as expected, the domestication is intended to enhance shareholder value over the long term by facilitating capital formation, increasing the marketability of our Common Stock and easing the income tax and accounting complexities associated with foreign incorporation.

STRATEGY

         Our primary financial objective is capital appreciation through growth in production, reserves and cash flow. Our strategy is to continue expanding our natural gas reserves, production and distribution facilities in our core geographic areas, including our recently acquired Leatherwood Prospect located in the Big Sandy Gas Field in the Appalachian Basin. To implement this strategy, we emphasize the following objectives:

     - Expand drilling operations. We intend to continue developing our natural gas properties through our interests in drilling programs that we sponsor and manage ("Drilling Programs"). We generally maintain a combined 25.75% interest in the Drilling Programs as both an investor and manager.

     - Acquire additional producing properties. Our acquisition efforts are focused on natural gas properties that help build predictable, long-lived oil and gas reserves in geographic areas where we have established operations and expertise.

     - Reduce drilling risks. We concentrate on drilling natural gas development wells on our core prospects rather than exploratory drilling. This helps to reduce the risk levels associated with natural gas drilling and production.

     - Reduce drilling and production costs. By managing Drilling Programs for the Company and other investors, we generally control drilling and production operations. This structure enables us to share administrative, overhead and operating costs with our partners while providing efficiencies that help reduce drilling and production costs for both.

     - Gold and silver properties. Our objective is to monetize our dormant Alaskan gold and silver properties by seeking a joint venture partner to either provide funds for developing these prospects or to acquire them from the Company.

                                  RISK FACTORS

         An investment in the Company involves many risks. The following factors and the other information contained or incorporated in this Prospectus should be carefully considered before making an investment decision.

REVENUE FROM OUR OIL AND GAS OPERATIONS OFTEN DEPENDS ON FACTORS BEYOND OUR CONTROL

         The profitability of our oil and gas operations depends upon various factors, many of which are beyond our control, including:

     - Natural gas and crude oil prices, which are subject to substantial fluctuations as a result of variations in supply and demand as well as seasonality and access to transportation facilities;

     - Future market, economic and regulatory factors, which may materially affect our sales of gas production; and

     - Business practices of our competitors in our oil and gas operating sector.

OUR CURRENT OIL AND GAS RESERVES MAY BE DEPLETED

         Unless we continue to acquire additional properties containing proven reserves and expand our reserves through successful exploration and development activities, our reserves will decline as they are produced. This, in turn, will reduce cash flow for future growth as well as the assets available to secure financing for capital expenditures.

OUR GOLD AND SILVER PROPERTIES ARE CURRENTLY DORMANT AND UNPROFITABLE

         Our gold and silver properties, located 579 miles southwest of Anchorage, Alaska on a remote island in the Aleutian Chain, are currently undeveloped, dormant and unprofitable. We have no plans to develop these properties independently and instead are seeking either a joint venture partner to provide funds for additional exploration of the prospects or a buyer for the properties. Our ability to find a strategic partner or buyer will depend on the anticipated profitability of potential production activities as well as the price of gold and silver, which in turn is affected by factors such as inflation, interest rates, currency rates, geopolitical and other factors beyond our control.

         We have not derived any revenues from our gold and silver properties and may never be able to realize any production revenues or sale proceeds from the properties. To retain our interests in the properties, we must expend funds each year to maintain the validity of our gold and silver exploration rights. We may never be able to put our gold and silver properties into production or generate a profit from their operation or sale.

DIVIDENDS ARE NOT EXPECTED TO BE PAID ON OUR COMMON STOCK

         We have never paid cash dividends on our Common Stock. Our current policy is to retain future earnings, if any, to finance the acquisition and development of additional oil and gas reserves. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our operating results, financial condition, capital requirements, restrictions in debt instruments, general business conditions and other factors the board of directors deems relevant. If we issue any preferred stock, it will be eligible for dividends prior and in preference to shares of our Common Stock, when and if declared by the board of directors.

SIGNIFICANT CAPITAL REQUIREMENTS MAKE US DEPENDENT ON THE CAPITAL MARKETS

         With our current density of connected natural gas wells, our cash flows from oil and gas producing activities are not nearly adequate to finance the level of drilling activities needed for the efficient development of our proved undeveloped oil and gas reserves. We have financed a substantial part of our drilling activities with proceeds from private placements of our securities, including convertible notes. As a result, we are highly leveraged and expect to remain dependent on the capital markets to finance a large part of our oil and gas development and acquisition activities. Our ability to meet our debt service obligations and ultimately reduce total indebtedness will be dependent not only on future drilling and production performance, but also on oil and gas prices, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control.

OUR FINANCIAL LEVERAGE CREATES REFINANCING RISKS

         Our outstanding convertible notes will mature from May 2007 through September 2008 unless previously redeemed by the Company or converted by the holders into our Common Stock. We will likely be dependent on additional financing to repay our outstanding long term debt at maturity. Our ability to refinance this debt will be subject to our future performance and prospects as well as market and general economic conditions beyond our control. There can be no assurance that we will be able to secure the necessary refinancing on acceptable terms.

THERE ARE SEVERAL DIFFERENCES IN STOCKHOLDERS' RIGHTS ASSOCIATED WITH OUR PROPOSED DOMESTICATION

         General. If we implement our planned domestication from British Columbia to Delaware (the "Domestication"), our shareholders could be adversely affected by the substantial differences between the British

Columbia Company Act ("BCCA") and the General Corporation Law of the State of Delaware ("DGCL") and between our current memorandum and articles under British Columbia law and our proposed certificate of incorporation and bylaws under Delaware law. The differences between the BCCA and the DGCL include the percentage of shares needed to approve matters submitted to a shareholder vote, the ability to require supermajority voting, the ability to provide for cumulative voting, restrictions on business combinations with related parties, the percentage of shareholders needed to act by written consent without a meeting, the right to appoint more than one class of directors, the types of transactions for which statutory appraisal rights are available, the liability and qualification of corporate directors and the remedies for oppression available to security holders. The differences between the our current memorandum and articles under British Columbia law and our proposed certificate of incorporation and bylaws as a Delaware corporation include our capitalization with $.001 par value Common Stock and with "blank check" preferred stock, the directors' power to adopt bylaws without stockholder approval, the expanded limitations on director liability and the ability of the stockholders to take action without meeting.

         Stockholder Voting. The BCCA generally requires shareholder approval for a greater number and diversity of corporate matters than the DGCL and with a higher approval percentage than the DGCL. The BCCA also requires the approval of a three-fourths supermajority of the votes cast for any amendment to a corporation's memorandum. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the approval of only a majority of the outstanding stock entitled to vote.

         Stockholder Meetings. The BCCA requires all meetings of stockholders to be held in British Columbia unless consent of the British Columbia Registrar of Companies is otherwise obtained. The DGCL provides that meetings of the stockholders shall be held at any place in or out of Delaware as may be designated by or in the manner provided in a corporation's bylaws. Our articles presently provide that a quorum for shareholders' meetings consist of at least two shareholders, present in person or represented by proxy, holding at least 10% of the shares entitled to vote. In accordance with the DGCL, our proposed bylaws as a Delaware corporation provide that a quorum consists of a majority of shares entitled to vote, present in person or represented by proxy.

         In accordance with the BCCA, our articles provide that one or more shareholders holding not less than 5% of our issued voting shares may give notice to the directors requiring them to call and hold a general meeting. The DGCL provides that a special meeting of the stockholders, for any purpose, may be called by the board of directors and as authorized by the certificate of incorporation or bylaws. The BCCA and the Securities Act (British Columbia) require a prescribed form of proxy for use by every shareholder entitled to vote at a meeting, as well as an information circular containing prescribed information on the conduct of the meeting and the matters to be voted on at the meeting. The DGCL does not require a Delaware corporation to solicit proxies or provide information regarding matters to be dealt with at meetings other than a special meeting, the notice for which must state the purpose for calling the meeting.

         Anti-Takeover Provisions. Some provisions of the DGCL and our anticipated certificate of incorporation and bylaws may be deemed to provide anti-takeover protections. These include allowance of the issuance of "blank check" preferred stock and advance notice requirements for director nominations and actions to be taken at annual meetings. Those provisions may impede any merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. See" Description of Securities."

         Cumulative Voting. The BCCA does not provide for cumulative voting. While the DGCL provides for cumulative voting, it does not require that cumulative voting be made available to stockholders. Our proposed certificate of incorporation under the DGCL does not provide for cumulative voting.

         Classified Board. The DGCL permits, but does not require, the adoption of a classified board of directors with staggered terms for two or three years. The BCCA does not specifically provide for the adoption of a classified board of directors, although the articles of a British Columbia corporation may include those provisions. Neither our current articles nor our proposed certificate of incorporation as a Delaware corporation provide for a classified board.

         Removal of Directors. Under the DGCL, directors may generally be removed, with or without cause, by holders of a majority of the shares voted on the matter. Under the BCCA, directors may be removed, with or without cause, upon two-thirds supermajority vote of shareholders voting on the matter.

         Fiduciary Duties and Indemnification of Directors. The BCCA provides that every director of a corporation, in exercising his powers and performing his functions, shall act honestly and in good faith in the best interests of the corporation and shall exercise the care, diligence and skill of a reasonably prudent person. Delaware case law has developed a similar duty of loyalty and duty of care for actions by directors. In accordance with the provisions of the BCCA, our articles generally provide for the mandatory indemnification of any director, officer, employee or agent of the Company against all costs, charges and expenses, including attorney's fees, settlement amounts and amounts paid to satisfy a judgment, incurred by reason of his position with the Company if he acted honestly and in good faith with a view to the best interests of the Company and exercised the care, diligence and skill of a reasonably prudent person and, with respect to any criminal action, he had reasonable grounds for believing that his conduct was lawful. Our proposed bylaws as a Delaware corporation provide that the Company will indemnify each director, officer and employee to the fullest extent permitted by the DGCL.

SHARES ELIGIBLE FOR FUTURE SALE MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         Sales of substantial amounts of our Common Stock in the public market following the completion of the offering described in this Prospectus could have a materially adverse effect on the market price of our Common Stock. As of January 5, 2004, there were 12,079,365 shares of our Common Stock issued and outstanding. If all our outstanding convertible notes are converted and all our outstanding stock options and warrants are exercised at their current conversion and exercise prices, there will be an additional 6,044,850 shares of our Common Stock outstanding, most of which will be eligible for public resale without restrictions. Sales of substantial amounts of our Common Stock in the public market, or the perception that substantial sales could occur, could adversely affect prevailing market prices of the Common Stock.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE DUE TO AN INEFFECIENT PUBLIC MARKET AND MARKET FLUCTUATIONS

         Our Common Stock is currently traded on the Nasdaq Small Cap Market. The Nasdaq Small Cap Market may not necessarily provide an active public market for the Common Stock. The market price of our Common Stock could be subject to significant volatility in response to variations in results of operations and other factors. In addition, the equity markets in general may experience wide price and volume fluctuations that may be unrelated and disproportionate to the operating performance of particular companies, and the trading price of our Common Stock could be affected by those fluctuations.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALL CAP MARKET

         Although our Common Stock is currently traded on the Nasdaq Small Cap Market, an active trading market may not be sustained. To remain eligible for trading on the Nasdaq Small Cap Market, companies must meet various requirements, including corporate governance standards, specified shareholders' equity and a market price above $1.00 per share. If our Common Stock were to be delisted, the shares would be quoted on the OTC Bulletin Board, but liquidity in the Common Stock would be impaired. Any delisting of our Common Stock would also be an event of default requiring us to redeem outstanding Notes. See "Selling Stockholders - Transaction Agreements."

OUR COMMON STOCK COULD BECOME SUBJECT TO RESTRICTIVE "PENNY STOCK" RULES

         If our net tangible assets (total assets less intangible assets and liabilities) were to decline below $2 million, we would lose our exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934 (the "Exchange Act") as a "substantial issuer." In that event, broker-dealers would be subject to various sales practice restrictions under the Exchange Act for transactions in our Common Stock, and our shareholders would likely find it more difficult to dispose of or obtain accurate price quotations for their shares.

                           FORWARD LOOKING STATEMENTS

         This Prospectus contains forward-looking statements, including statements regarding our ability to develop our oil and gas assets, to make and integrate acquisitions and to expand our reserve base. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

     -   A decline in natural gas production or prices;

     -   Incorrect estimates of required capital expenditures;

     - Increases in the cost of drilling, completion and gas collection or other costs of production and operations;

     -   An inability to meet growth projections;

     -   Governmental regulations; and

     - Other risk factors noted in this Prospectus and the documents incorporated herein by reference.

         Generally, the use of words such as "believe," "may," "estimate, "plan," "anticipate," "intend," "expect" and similar expressions, as they relate to our business or our management, are intended to identify forward-looking statements. We believe that the expectations reflected in these forward-looking statements and the bases or assumptions underlying them are reasonable. However, in light of the risks and uncertainties of our business, the forward-looking expectations, plans, events and circumstances discussed or incorporated by reference in this Prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

         The Shares offered hereby are being registered for the account of the Selling Stockholders. See "Selling Stockholders." All net proceeds from the sale of the Shares will go to the Selling Stockholder who offers and sells those Shares. The principal purpose of this Prospectus is to enable the Selling Stockholders to hold their Shares without the disadvantages associated with ownership of restricted securities under the Securities Act and, at the election of a Selling Stockholder, to effect an orderly disposition of its Shares from time to time. See "Plan of Distribution." The Company will not receive any part of the proceeds from sales of the Shares.

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company is authorized to issue up to 100,000,000 shares of the Common Stock and 5,000,000 shares of its preferred stock, without par value ("Preferred Stock"). As of January 5, 2004, there were 12,079,365 shares of our Common Stock issued and outstanding. If the Domestication is implemented, the Company's authorized capital stock will consist of 100,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. Unless otherwise indicated, the following description of the Common Stock and Preferred Stock assumes the approval by shareholders and implementation by the Company of the planned Domestication.

COMMON STOCK

         Subject to the rights of holders of the Preferred Stock then outstanding, holders of the Common Stock are entitled to receive any dividends that may from time to time be declared by the Company's board of directors. Holders of the Common Stock are entitled to one vote per share on all matters on which the holders of the Common Stock are entitled to vote. Because holders of the Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors. The Company's articles provide that a quorum for shareholders' meetings consists of at least two shareholders present in person or proxy holding at least 10 percent of the shares entitled to vote. After the Domestication, a quorum will consist of a majority of shares entitled to vote, present in person or represented by proxy at a meeting of stockholders.

         Holders of the Common Stock have no preemptive rights to subscribe for any additional securities that the Company may issue. There are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by the Company. All shares of the Common Stock outstanding on the date of this Prospectus and all shares of Common Stock to be outstanding upon completion of the Domestication are or will be legally issued, fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of the Company, subject to the rights of holders of any outstanding shares of Preferred Stock.

PREFERRED STOCK

         General. Under the certificate of incorporation proposed for adoption in the Domestication, the Company's board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each series and any qualifications, limitations or restrictions thereof. Because of this power, the board of directors may afford the holders of Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. The issuance of rights to purchase shares of Preferred Stock could be used to discourage an unsolicited acquisition proposal. See "Provisions Having Possible Anti-Takeover Effects" below.

         Provisions Having Possible Anti-Takeover Effects. The Company's certificate of incorporation and the bylaws to be in effect after the Domestication will contain provisions that could have an anti-takeover effect, particularly provisions authorizing "blank check" Preferred Stock. These provisions may discourage certain types of transactions that may involve an actual or threatened change of control of the Company. In addition to the board's authority to create a class of Preferred Stock that could provide rights discouraging a potential takeover, the bylaws proposed for adoption in the Domestication will give the board power to fill vacancies on the board of directors without stockholder approval. As a result, an incumbent board, rather than a potential bidder, would have control over board positions in the period between annual meetings of stockholders. The bylaws will also provide for an advance notice procedure governing business to be brought before an annual meeting of stockholders, which could discourage a potential bidder from taking action at a meeting.

         After the Domestication, the Company will be subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business transaction" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" generally includes a merger, asset or stock sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within the three prior years did own) 15% or more of a corporation's outstanding voting stock.

         A corporation may, at its option, exclude itself from the coverage of
Section 203 of the DGCL by an appropriate provision in its certificate of incorporation. The certificate of incorporation proposed in the Domestication will contain this exclusion from "interested stockholder" status for William S. Daugherty, the President and Chief Executive Officer of the Company, but will not otherwise exclude the Company from coverage under Section 203 of the DGCL.

EXCHANGE AGENT, TRANSFER AGENT AND REGISTRARS

         The Exchange Agent, Transfer Agent and Registrar for the Common Stock certificates is Pacific Corporate Trust Company.

DIVIDEND POLICY

         The Company has never paid cash dividends on the Common Stock. The current policy of the Company is to retain earnings, if any, to finance the anticipated growth of its business. Any future determination to pay dividends on the Common Stock will be at the discretion of the board of directors and will depend upon the

Company's operating results, financial condition and capital requirements, as well as general business conditions and any other factors that the board deems relevant, subject to restrictions that may be included in the agreements governing any credit facilities.

                              SELLING STOCKHOLDERS
BENEFICIAL OWNERSHIP

         The following table presents information regarding the Selling Stockholders and the Shares that they may offer and sell from time to time under this Prospectus. The Shares covered for resale under this Prospectus include 1,303,335 Shares issued to the Selling Stockholders in the Private Placement, 391,000 Shares issuable upon exercise of Warrants issued to investors in the Private Placement and 90,830 Shares issuable upon exercise of Warrants issued to the Company's investment banking firm in the Private Placement and a prior private placement of convertible notes. The number of Shares issuable upon exercise of the Warrants is subject to adjustment to prevent dilution from stock splits, stock dividends or similar transactions, as specified in the Warrants, and any additional shares of Common Stock issuable as a result of those transactions are included herein pursuant to Rule 416 under the Securities Act.

                                                          NUMBER OF                                   NUMBER OF
                                                        SHARES OWNED                                  SHARES OF
                                                        BENEFICIALLY            NUMBER OF            STOCK TO BE
                                                          PRIOR TO            SHARES TO BE           OWNED AFTER
NAME                                                    THE OFFERING             OFFERED            THE OFFERING
----                                                 ------------------    ------------------    ------------------

Adams Market Neutral Fund, LLP...................           69,680                69,680                  --
Adams Select Fund, L.P...........................           19,327                19,327                  --
Alexandra Global Master Fund Ltd. ...............          203,089               203,089                  --
Basso Multi-Strategy Holding Fund Ltd............           79,300                79,300                  --
Bristol Investment Fund, Ltd.....................           91,000                91,000                  --
Castle Creek Technology Partners LLC.............          144,444               144,444                  --
Choice Long-Short Fund...........................           35,100                35,100                  --
Choice Market Neutral Fund.......................           24,700                24,700                  --
Edward & Edna Elboar Family L.P. II..............            2,210                 2,210                  --
Elliott Associates, L.P..........................           52,000                52,000                  --
Elliott International, L.P.......................           78,000                78,000                  --
Langley Partners, L.P............................          216,667               216,667                  --
Lonestar Partners, L.P...........................          216,667               216,667                  --
Omicron Master Trust.............................          144,446               144,446                  --
Otape Investments LLC............................           28,889                28,889                  --
Porter Partners, L.P.............................          104,000               104,000                  --
Spectrum Galaxy Fund Ltd.........................           65,650                65,650                  --
Stonestreet L.P..................................           86,667                86,667                  --
The Shemano Group, Inc...........................          123,230                90,830(1)           32,400
Truk Opportunity Fund, LLC.......................           32,500                32,500                  --
                                                         ---------             ---------             -------

TOTAL............................................        1,817,565             1,785,165              32,400
                                                         =========             =========             =======

------------------------
     (1) Includes only Shares issuable upon exercise of Warrants issued for investment banking services in the Private Placement.


         Certain of the information set forth in the foregoing table was provided to the Company by the Selling Stockholders. The term "Selling Stockholders" includes the Selling Stockholders listed above and their pledges, assignees, transferees, donees and successors-in-interest. None of the Selling Stockholders has had any position or other material relationship with the Company or its affiliates during the last three years.

         The Transaction Agreements require the Company to register the Shares for the accounts of the Selling Stockholders. This Prospectus is a part of a Registration Statement on Form S-3 filed by the Company with the

Commission under the Securities Act covering the resale of the Shares from time to time by the Selling Stockholders in accordance with the Company's undertakings in the Transaction Agreements.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Shares on any stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -   privately negotiated transactions;

     -   settlement of short sales;

     - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     -   a combination of any such methods of sale;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     -   any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of Shares to exceed what is customary in the types of transactions involved.

         In connection with the sale of Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these securities to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to of the Shares to those broker-dealers or other financial institutions, and those broker-dealer or other financial institution may resell the Shares.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by those broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Shares.

         The Company is required to pay certain fees and expenses incurred in connection with the registration of the Shares. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information about the Company, reference is made to the Registration Statement, which may be obtained from the Company or inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth on page 1 of this Prospectus.

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         - Annual Report of the Company on Form 10-KSB for the year ended December 31, 2002.

         - Proxy Statement and Information Circular of the Company dated May 15, 2003.

         - Quarterly Reports of the Company on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

         -   Current Report of the Company on Form 8-K, filed on January 5,
             2004.

         - All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all Shares offered hereby have been sold or deregistering any Shares then remaining unsold. All of these documents will be deemed to be incorporated herein by reference and to be a part hereof from their respective filing dates.

         All of these documents will be deemed to be incorporated herein by reference and to be a part of this Prospectus from their respective filing dates. Any statement contained in a previously filed document incorporated in this Prospectus by reference shall be modified or superseded by the statement contained in this Prospectus to the extent the statement in this Prospectus modifies or supersedes any statement incorporated herein by reference, and any document incorporated in this Prospectus that we file after the date of this Prospectus shall automatically modify and supersede any statement contained in this Prospectus.

                                     EXPERTS

         The Consolidated Financial Statements of Daugherty Resources, Inc. and its Subsidiaries incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 were audited by Kraft, Berger, Grill, Schwartz, Cohen & March LLP, independent auditors.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares being offered hereby has been passed upon for us by Gary M. Smith, Esq., Attorney at Law.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses payable by Daugherty Resources in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

         SEC registration fee.................................$    740
         Printing and copying costs*..........................     250
         Legal fees*..........................................   5,000
         Accounting fees*.....................................   1,500
         Miscellaneous*.......................................   2,000
         State Fees*..........................................     500
         Transfer Agent Fee*..................................     550
                                                              --------
              Total*..........................................$ 10,490
                                                              ========
         ----------------------
         *  Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Bylaws of Daugherty Resources in effect after the Domestication provide for Daugherty Resources' indemnification of officers, directors and controlling persons to the full extent provided in the General Corporation Law of Delaware (the "GCL"). Section 145 of the GCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under
Section 145 of the GCL is limited in a proceeding by or in the right of the corporation to expenses (including attorneys fees) incurred in connection with the proceeding. In either case, no indemnification shall be made if the indemnified person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and to the extent, the Delaware Court of Chancery or other court in which the proceeding was brought, despite the adjudication of liability determines such person is entitled to indemnity.

         Section 145 of the GCL provides that the indemnity obligations of a corporation shall only arise if authorized by (i) a majority of a quorum of directors who are not a party to the proceeding, (ii) independent legal counsel to the corporation if a quorum of directors is not obtainable, (iii) independent legal counsel to the corporation if a quorum of directors is obtainable and the directors direct counsel to make the determination or (iv) the stockholders. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity.

         Delaware corporations also are authorized under the GCL to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Daugherty Resources currently has no directors and officers liability insurance in effect.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     3.1 Memorandum and Articles for Catalina Energy & Resources Ltd., a British Columbia corporation, dated January 31, 1979 (incorporated by reference to Exhibit 3[a] to its Registration Statement on Form 10 [File No. 0-12185], filed May 25, 1984).

     3.2 Certificate for Catalina Energy & Resources Ltd., a British Columbia corporation, dated November 27, 1981, changing the name of Catalina Energy & Resources Ltd. to Alaska Apollo Gold Mines Ltd.

          (incorporated by reference to Exhibit 3[b] to its Registration Statement on Form 10 [File No. 0-12185] filed May 25, 1984).

     3.3 Certificate of Change of Name for Alaska Apollo Gold Mines Ltd., a British Columbia corporation, dated October 14, 1992, changing the name of Alaska Apollo Gold Mines Ltd. to Daugherty Resources, Inc., and changing its authorized capital stock to 6,000,000 shares of common stock, without par value (incorporated by reference to Exhibit 3[c] to Amendment No. 1 to its Annual Report on Form 10-K [File No. 0-12185] for the year ended December 31, 1993).

     3.4 Altered Memorandum of Daugherty Resources, dated September 9, 1994, changing its authorized capital stock to 20,000,000 shares of common stock, without par value (incorporated by reference to Exhibit 3[d] to Amendment No. 1 to its Annual Report on Form 10-K [File No. 0-12185] for the year ended December 31, 1993).

     3.5 Altered Memorandum of Daugherty Resources, dated June 30, 1999, changing its authorized capital stock to 100,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value, and accompanying Special Resolution setting forth the terms of preferred shares (incorporated by reference to Exhibit 3[a] to its Current Report on Form 8-K [File No. 0-12185] dated October 25, 1999).

     5.1  Legality Opinion of Gary M. Smith, Esq.

     10.1 Securities Purchase Agreement dated as of December 31, 2003 among Daugherty Resources, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K [File No. 0-12185] of Daugherty Resources dated January 2, 2004.

     10.2 Registration Rights Agreement dated as of December 31, 2003 among Daugherty Resources, Inc. and the investors named therein (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K [File No. 0-12185] of Daugherty Resources dated January 2,
          2004).

     10.3 Form of Common Stock Purchase Warrant issued pursuant to the Securities Purchase Agreement dated as of December 31, 2003 among Daugherty Resources, Inc. and the investors named therein (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K [File No. 0-12185] of Daugherty Resources dated January 2,
          2004).

     23.1 Consent of Gary M. Smith, Esq. (contained in opinion filed as Exhibit
          5.1 to this registration statement).

     23.2 Consent of Kraft, Berger, Grill, Schwartz, Cohen & March, Chartered Accountants.

     24.1 Power of Attorney of Charles L. Cotterell and James K. Klyman


ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, Daugherty Resources, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on January 12, 2004

                            DAUGHERTY RESOURCES, INC.


         By:  /s/ William S. Daugherty                        By: Michael P. Windisch
              ---------------------------------------             ----------------------------------------
              William S. Daugherty,                               Michael P. Windisch,
              President and Chief Executive Officer               Chief Financial Officer
              (Principal executive officer)                       (Principal financial and accounting
              officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of the date set forth below by the following persons in their capacity as directors of the Daugherty Resources, Inc.

         NAME                                                  DATE
         ----                                                  ----

         William S. Daugherty
         Charles L. Cotterell*
         James K. Klyman*


         By:  /s/ William S. Daugherty                         January 12, 2004
              ---------------------------------------
              William S. Daugherty,
              Individually and *as attorney-in-fact